MEDPASS INTERNATIONAL LTD.
AGREEMENT FOR SERVICES AS EC AUTHORIZED REPRESENTATIVE

CONTRACT NO.: 893/01-90

THIS AGREEMENT is made on December 18, 2014 between:

(1) **MedPass International Limited** a company registered in and existing under the laws of England and Wales, whose registered address is *Windsor House, Bretforton, Evesham, Worcestershire., WR11 7JJ, United Kingdom* ("AUTHORIZED REPRESENTATIVE").

(2) **The Manufacturer, ArtVentive Medical Group, Inc.,**, a company incorporated in and existing under the laws of California, whose principal place of business is at 2766 Gateway Road, Carlsbad, California, 92009 ("MANUFACTURER").

Recitals

A) AUTHORIZED REPRESENTATIVE is a consultancy based in the European Economic Area (the "EEA") which provides various services to manufacturers of medical devices.

B) MANUFACTURER is the manufacturer of certain medical devices as defined in the Medical Devices Directives.

C) MANUFACTURER wishes to appoint AUTHORIZED REPRESENTATIVE as its European Authorized Representative in accordance with the Medical Devices Directives for Products which MANUFACTURER investigates and/or places on the market in the EEA and AUTHORIZED REPRESENTATIVE wishes to accept such appointment on the terms and conditions of this Agreement. Subject to applicable regulations, Authorized Representative services are requested by MANUFACTRUER and provided by AUTHORIZED REPRESENTATIVE in accordance with the most recent guidance published by the European Commission in MEDDEV 2.5/10 (Guideline for Authorised Representatives).

WHO HAVE AGREED AS FOLLOWS:

1. DEFINITIONS

1.1. In this Agreement and in the Appendices to this Agreement the following words and phrases shall have the following meanings unless the context requires otherwise.

"**Additional Services**": means any services which are specified in Part 3 of Appendix B, which are services commonly associated with Authorized Representative services and which may be provided by AUTHORIZED REPRESENTATIVE to MANUFACTURER pursuant to clause 3.9;

"**Agreement**": means this Agreement and Appendices A - B and any and all schedules, appendices and other addenda to it as may be added and/or varied from time to time in accordance with the provisions of this Agreement;

"**Authorized Representative**": means the authorized representative as referred in the relevant Medical Devices Directive (any natural or legal person established in the Community who, explicitly designated by the manufacturer, acts and may be addressed by authorities and bodies in the Community instead of the manufacturer with regard to the latter's obligations under this Directive)

and which applies to CE-marked medical devices and devices intended for clinical investigation prior to CE marking.

"Authorized Representative Services": means the services set out in Parts 1 and 2 of Appendix B, which are services deemed by AUTHORIZED REPRESENTATIVE to fall within the Authorized Representative role, as referred in the relevant Medical Devices Directive:

"Business Days": the hours 9am to 5pm (London time) Monday to Friday or such other times as may be agreed between the parties;

"Competent Authority": means the governmental authority, agency or department in a Member State of the EEA which has competence in relation to the Medical Devices Directives;

"Conformity Assessment Procedure": means a procedure for ensuring the conformity of the Products with the essential requirements of a relevant Medical Devices Directive;

"Declaration of Conformity": means a declaration by Manufacturer of the conformity of a product with the relevant Medical Devices Directive or as applicable a statement that the device in question conforms to the essential requirements apart from aspects covered by a clinical investigation and that, with regard to these aspects, every precaution has been taken to protect the health and safety of the patient;

"Design Dossier": means the dossier which contains the design information concerning such Products as required by the relevant Medical Devices Directive;

"Distributor": means those distributors authorized by the Manufacturer to distribute the Products in the EEA;

"Effective Date": means the date of signature of this Agreement by both parties hereto;

"Field Safety Corrective Action": has the meaning given to it in the European Commission's Guidelines on a Medical Devices Vigilance System; (MEDDEV 2.12-1);

"Immediately": means without any delay that could not be justified;

"Incident": means any malfunction or deterioration in the characteristics and/or performance of a CE marked device, as well as any inadequacy in the labelling or the instructions for use which, directly or indirectly, might lead to or might have led to the death of a patient, or user or of other persons or to a serious deterioration in their state of health

"Law": means all laws, statutes, regulations, directives and rules in force in the EEA and/or in individual Member States in the EEA which are applicable to the clinical investigation, manufacture, placing on the market, distribution and/or marketing of the Products;

"Manufacturer": means the manufacturer as referred to in the applicable Medical Devices Directive.

"Medical Devices Directive": means European Directive 90/385/EEC or Directive 93/42/EEC or Directive 98/79/EC or any other EC Directive relating to the Products, as amended;

"Member State": means a member for the time being of the European Economic Area;

"Notified Body": means a notified body as referred to in the applicable Medical Devices Directive;

"Products": means those medical devices including families of medical devices listed in Appendix A, which for the avoidance of doubt may include medical devices intended for clinical investigation;

"Serious public health threat" has the meaning given to it in the European Commission's Guidelines on a Medical Devices Vigilance System; (MEDDEV 2.12-1 rev 6 dated December 2009);

"Services": means the services to be provided by AUTHORIZED REPRESENTATIVE as set out in Parts 1, 2 and 3 of Appendix B;

"Technical File": means the file relating to the Products which contains all the information concerning Products required by the relevant Medical Devices Directive:

"Technical Standard": means an applicable harmonised European technical standard as referred to in the relevant Medical Devices Directive;

"**Territory**": means all states within which a Medical Device Directive is in force by virtue either of membership of the European Economic Area or through the operation of a Mutual Recognition Agreement. On the Effective Date, this comprises the EEA, Switzerland and Turkey.

1.2. In this Agreement:

1.2.1. unless the context otherwise requires all references to a particular Clause, paragraph or Appendix shall be a reference to that Clause, paragraph or Appendix, in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

1.2.2. the table of contents and headings are inserted for convenience only and shall be ignored in construing this Agreement;

1.2.3. unless the contrary intention appears words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

1.2.4. unless the contrary intention appears words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having separate legal personality;

1.2.5. reference to the words "include" or "including" is to be construed without limitation to the generality of the preceding words; and

1.2.6. reference to any law, statutes, regulation, directive, European Commission guidelines and/or rule or technical standard includes any modification or re-enactment of that law, statute, regulation, directive, guidelines and/or rules or technical standards enactment of that statute or regulation.

2. APPOINTMENT

2.1. MANUFACTURER hereby appoints AUTHORIZED REPRESENTATIVE as MANUFACTURER'S Authorized Representative for the Products throughout the Territory and AUTHORIZED REPRESENTATIVE hereby accepts appointment upon the terms and conditions contained in this Agreement.

2.2. For the avoidance of doubt, AUTHORIZED REPRESENTATIVE is not appointed, and nothing in this Agreement is intended to appoint AUTHORIZED REPRESENTATIVE as a person responsible for performing Conformity Assessment Procedures, placing medical devices on the market or initiating, organising and financing any clinical investigation within the meaning of the Medical Devices Directives or any Laws or Technical Standards. These responsibilities and obligations remain with the MANUFACTURER. AUTHORIZED REPRESENTATIVE may only act on behalf of the MANUFACTURER in this regard.

3. AUTHORIZED REPRESENTATIVE'S OBLIGATIONS

3.1. AUTHORIZED REPRESENTATIVE shall provide the Services and shall be entitled to subcontract performance of any of the Services in Part 2 of Appendix B or of the Additional Services in Part 3 of Appendix B to MedPass International SAS (as AUTHORIZED REPRESENTATIVE's hereby authorized subcontractor) without prior reference to MANUFACTURER.

3.2. Promptly after the Effective Date AUTHORIZED REPRESENTATIVE shall notify all Competent Authorities in the Territory that it has been appointed by MANUFACTURER as its Authorized Representative where required to do so under Member State's national Laws.

3.3. If AUTHORIZED REPRESENTATIVE receives correspondence and/or information from the European Commission, a Competent Authority, a Notified Body or an Ethics Committee, AUTHORIZED REPRESENTATIVE shall promptly copy such correspondence and/or transmit such information to MANUFACTURER so that MANUFACTURER may take appropriate action.

3.4. On a case by case basis where requested by MANUFACTURER AUTHORIZED REPRESENTATIVE will represent MANUFACTURER before a national Competent Authority following the operation by a Member State of the safeguard clause in the relevant Medical Devices Directive for the purpose of the ensuing consultation. AUTHORIZED REPRESENTATIVE will in any event immediately inform MANUFACTURER of the likelihood or initiation of any safeguard action in relation to the Products of which it becomes aware and will advise MANUFACTURER immediately of all communications received in respect of such safeguard action.

3.5. If AUTHORIZED REPRESENTATIVE or MANUFACTURER is informed of a potential incident involving one of MANUFACTURER's Products, each party will report it to the other immediately and within two (2) Business Days after being informed. If AUTHORIZED REPRESENTATIVE determines that such potential incident requires reporting to the Competent Authority and/or to any other institution, AUTHORIZED REPRESENTATIVE will immediately notify MANUFACTURER. MANUFACTURER shall immediately respond to such notification and, immediately thereafter, AUTHORIZED REPRESENTATIVE shall file the report with the appropriate Competent Authority or institution in accordance with AUTHORIZED REPRESENTATIVE's current incident reporting procedures and applicable Laws and/or official guidance. For the avoidance of doubt, AUTHORIZED REPRESENTATIVE's incident reporting procedure requires that any such report shall first be submitted to MANUFACTURER for approval and specifies timescales and responsibilities for the handling of incidents that apply to both parties. AUTHORIZED REPRESENTATIVE shall not amend any requirements in its incident reporting procedure that is relevant to this clause without first notifying MANUFACTURER. If either party identifies a serious public health threat, that party will report it to the other immediately and, following due discussion with MANUFACTURER, AUTHORIZED REPRESENTATIVE will inform the appropriate Competent Authority immediately and within two (2) calendar days after such identification. However, AUTHORIZED REPRESENTATIVE shall fulfil all restrictions and obligations imposed by the Competent Authorities that result from the duty to avert danger; MANUFACTURER hereby agrees to respect all such restrictions and obligations to avert danger imposed on the AUTHORIZED REPRESENTATIVE by the Competent Authorities.

3.6. To the extent that AUTHORIZED REPRESENTATIVE must keep at the disposal of Competent Authorities all the information and documentation deemed by the MANUFACTURER to demonstrate the conformity of a medical device, AUTHORIZED REPRESENTATIVE undertakes to respond immediately to any request for such information and documentation from Competent Authorities and to forward any such request immediately to MANUFACTURER. AUTHORIZED REPRESENTATIVE shall not disclose any confidential information with respect to MANUFACTURER's business, except as may be necessary to carry out its activities under this Agreement in which case it will advise MANUFACTURER of all details of the confidential information that has been disclosed. AUTHORIZED REPRESENTATIVE shall aim to provide the Technical File, of components thereof, within seventy-two (72) hours of receipt of a request from a Competent Authority. AUTHORIZED REPRESENTATIVE shall retain all technical documentation necessary for the provision of the Services for a period of five (5) years after Product was last manufactured, or fifteen (15) years in the case of an implant.

3.7. AUTHORIZED REPRESENTATIVE shall exercise due care to protect MANUFACTURER'S Confidential Information to at least the same degree that it protects its own proprietary information and to restrict disclosure of MANUFACTURER'S Confidential Information by its employees, agents and subcontractors except as necessary for carrying out of the Services pursuant to this Agreement.

For purposes of this Agreement, "Confidential Information" shall include all information provided in writing by MANUFACTURER to AUTHORIZED REPRESENTATIVE related to MANUFACTURER's business, either prior to or after the Effective Date, excluding any information that is or becomes part of the public domain as a result of having to be disclosed due to applicable Laws or Technical Standards, disclosed publicly by MANUFACTURER or otherwise disclosed through no fault of AUTHORIZED REPRESENTATIVE or its subcontractors or agents.

3.8. In case AUTHORIZED REPRESENTATIVE receives a request for information from a Competent Authority, AUTHORIZED REPRESENTATIVE will liaise with MANUFACTURER on a position statement and/or answers to give to the Competent Authority. In case of disagreement between MANUFACTURER and AUTHORIZED REPRESENTATIVE, MANUFACTURER will provide the response directly to the Competent Authority and provide a copy to AUTHORIZED REPRESENTATIVE.

3.9. MANUFACTURER may from time to time request that AUTHORIZED REPRESENTATIVE provide Additional Services. Such requests shall be made in writing and AUTHORIZED REPRESENTATIVE shall respond in writing to MANUFACTURER within fourteen (14) days of receipt of such request to indicate whether it is able to meet such request. If AUTHORIZED REPRESENTATIVE is unable to meet any request for Additional Services it shall inform MANUFACTURER of its reasons for being unable to do so. Payment for Additional Services shall be made pursuant to clause 5 of this Agreement. Any services offered by MedPass International SAS but not listed in Part 3 of Appendix B are subject to separate agreement direct with MedPass International SAS.

4. MANUFACTURER'S OBLIGATIONS

4.1. Promptly after the Effective Date and thereafter on a continual updating basis MANUFACTURER shall:

4.1.1 inform its Notified Body (where applicable) that AUTHORIZED REPRESENTATIVE has been appointed as its Authorized Representative with effect from the Effective Date;

4.1.2 provide AUTHORIZED REPRESENTATIVE with a list of all Products containing the detail required in Appendix A and all relevant catalogue numbers together with a copy of the Declaration of Conformity for all Products;

4.1.3 provide AUTHORIZED REPRESENTATIVE with copies of all current labelling or specifications for labeling and packaging, as appropriate for each Product;

4.1.4 ensure that all labelling contains the name and address of AUTHORIZED REPRESENTATIVE as the MANUFACTURER's Authorized Representative in accordance with all applicable Laws in each Member State in which the Product is marketed by or on behalf of MANUFACTURER;

4.1.5 provide AUTHORIZED REPRESENTATIVE with a list of all countries, both inside and outside the Territory, where Products are put into service;

4.1.6 provide AUTHORIZED REPRESENTATIVE with a list of all Distributors of the Products established in the Territory and promptly inform AUTHORIZED REPRESENTATIVE by written notice of any changes to the list;

4.1.7 comply with Laws applicable to clinical investigations (such as the Declaration of Helsinki) for Products that are intended for clinical investigation;

4.1.8 comply with the Conformity Assessment Procedures for each Product; and

4.1.9 provide AUTHORIZED REPRESENTATIVE with confirmation, on request, of the accuracy of any information held by AUTHORIZED REPRESENTATIVE on Products or MANUFACTURER's activities relevant to Services.

4.1.10 provide AUTHORIZED REPRESENTATIVE with copy of insurance certificate in respect of product liability and clinical investigation insurance as appropriate.

4.2. MANUFACTURER shall be responsible for taking appropriate measures to ensure:

4.2.1 traceability of all Products to MANUFACTURER and AUTHORIZED REPRESENTATIVE by ensuring the name and address of each appears as appropriate in each Product's labelling and/or packaging;

4.2.2 establishing and maintaining appropriate record-keeping procedures in relation to supplies of Products by MANUFACTURER and/or its Distributors to customers and/or end-users in the Territory in order to facilitate Field Safety Corrective Actions where appropriate;

4.2.3 that all labelling requirements for the Products are met in accordance with all Laws;

4.2.4 that all appropriate national language labelling requirements are met in accordance with all Member State Laws where Products are marketed by or on behalf of MANUFACTURER; and

4.2.5 compliance with any and all other MANUFACTURER responsibilities and obligations as set out in the applicable Medical Devices Directive and all applicable Laws.

4.3. MANUFACTURER shall promptly provide AUTHORIZED REPRESENTATIVE with all information and/or documentation in MANUFACTURER's ownership, control or possession which is necessary for AUTHORIZED REPRESENTATIVE to carry out its obligations under this Agreement and to comply with all Laws in the Territory, including all correspondence to or from any Competent Authority within the Territory.

4.4. MANUFACTURER shall immediately inform AUTHORIZED REPRESENTATIVE of any risks or other safety or quality-related information indicating any possible lack of conformity of any Product with any essential requirement of the applicable Medical Devices Directive and/or any Laws within the Territory, including all Incidents, or of any information that a Competent Authority may take action to suspend, prohibit or restrict the placing on the market of, putting into service of, or conducting of any clinical investigation into, any Product within the Territory. In such cases, MANUFACTURER shall institute all appropriate measures to communicate any necessary information or warnings to protect patients and/or users from any risks associated with the use of the Products. MANUFACTURER shall not provide any written communication that includes the identity of AUTHORIZED REPRESENTATIVE to a Competent Authority without the prior approval of AUTHORIZED REPRESENTATIVE.

4.5. If no Incidents occur in any single year during the term of this Agreement starting on the Effective Date or any subsequent anniversary thereof, MANUFACTURER shall provide AUTHORIZED REPRESENTATIVE with a written declaration confirming this which shall cover the preceding twelve (12) months. In such cases MANUFACTURER shall provide such a report during the month in which the anniversary of the Effective Date falls.

4.6. MANUFACTURER shall be responsible for establishing and maintaining the appropriate Technical File and/or Design Dossier for each Product. For clinical investigations of any Product, MANUFACTURER shall be responsible for establishing and maintaining a study master file. MANUFACTURER shall keep each updated Technical File and/or Design Dossier and/or clinical investigation authorisation and study master file at the disposal of AUTHORIZED REPRESENTATIVE and shall supply, immediately upon request by AUTHORIZED REPRESENTATIVE to enable AUTHORIZED REPRESENTATIVE to respond to a request for this from a Competent Authority. MANUFACTURER undertakes immediately to supply AUTHORIZED REPRESENTATIVE with such information or any component thereof or any other information requested by Competent Authorities, in response to any request from AUTHORIZED REPRESENTATIVE pursuant to the responsibility set out in Clause 3.6. MANUFACTURER shall aim to provide AUTHORIZED REPRESENTATIVE with the up-to-date Technical File for a Product within forty-eight (48) hours of such a request by the AUTHORIZED REPRESENTATIVE or earlier where this is requested by a Competent Authority. MANUFACTURER shall retain all technical documentation necessary for the provision of the Services for a period of five (5) years after the Product was last manufactured, or fifteen (15) years in the case of an implant.

4.7. MANUFACTURER shall promptly inform AUTHORIZED REPRESENTATIVE by written notice of any and all changes to the Technical File and/or Design Dossier or where applicable to the clinical investigation authorisation and shall promptly provide AUTHORIZED REPRESENTATIVE with an updated version as well as an explanation of the relevance of the change to MANUFACTURER's Product's compliance with the essential requirements of the applicable Medical Devices Directive and/or applicable Laws or Technical Standards.

4.8. Prior to introducing any new Product claims on Product labelling, packaging, user manuals or other documents or materials (including promotional materials), MANUFACTURER will give advance notice to AUTHORIZED REPRESENTATIVE so that AUTHORIZED REPRESENTATIVE may determine whether such Product claims are likely to affect the legal status of the Products in the Territory as medical devices and/or are likely to be in compliance with applicable Member State Laws and/or industry codes of practice.

4.9. MANUFACTURER shall hold appropriate training courses, concerning its vigilance and post market surveillance procedures and systems for reporting incidents, for the benefit of Distributors and their employees engaged in the distribution of the Products in the Territory.

4.10. MANUFACTURER shall inform AUTHORIZED REPRESENTATIVE by written notice of any clinical data or other data addressing the safety, performance, design characteristics and intended purpose of the Products which derives from any clinical investigation or performance evaluation within the meaning of the Medical Devices Directives performed by MANUFACTURER or on its behalf using the Products in the Territory and shall provide AUTHORIZED REPRESENTATIVE with a written report with a critical evaluation of all the data collected during such clinical investigation or performance evaluation.

5. REMUNERATION AND TRAVEL EXPENSES

5.1. In consideration for AUTHORIZED REPRESENTATIVE providing the Services in Part 1 of Appendix B to MANUFACTURER, MANUFACTURER shall pay AUTHORIZED REPRESENTATIVE an annual fixed fee of Two thousand five hundred euros (€ 2500) upon execution of this Agreement and upon each subsequent anniversary of the Effective Date. For the avoidance of doubt AUTHORIZED REPRESENTATIVE may increase the annual fixed fee payable on the anniversary of the Effective Date, and each subsequent year thereafter, such increases taking effect as of the anniversary of the Effective Date.

5.2. In consideration for AUTHORIZED REPRESENTATIVE providing the Services in Parts 2 and 3 of Appendix B to MANUFACTURER, MANUFACTURER shall pay AUTHORIZED REPRESENTATIVE a fee calculated on an hourly charging basis at AUTHORIZED REPRESENTATIVE's normal fee for such Services from time to time in force. In the event that the cost of any work in respect of Services in Part 2 or 3 of Appendix B is expected to exceed € 3,000, AUTHORIZED REPRESENTATIVE shall obtain MANUFACTURER'S written consent prior to providing such services or, if already commenced, immediately after the expected cost becomes apparent. AUTHORIZED REPRESENTATIVE shall issue an invoice for any Services in Part 2 or 3 of Appendix B at the end of the calendar month in which such Services are provided.

5.3. Additional single products or product families may be added to the Products listed in Appendix A, either on the Effective Date or by prior written agreement of both MANUFACTURER and AUTHORIZED REPRESENTATIVE. Where an additional product or product family is added a one-off payment of five hundred euros (€500)per additional product family shall be payable by MANUFACTURER to AUTHORIZED REPRESENTATIVE. AUTHORIZED REPRESENTATIVE shall issue an invoice for any such additional product families at the end of the calendar month in which such additional product family is added. For the avoidance of doubt this sum shall be payable in addition to the annual fixed fee sum paid in accordance with clause 5.1 in the year in which the additional product family is added. If more than one product family is included in Appendix A on the Effective Date, this sum shall be payable in respect of each product family in excess of one.

5.4. If AUTHORIZED REPRESENTATIVE agrees to provide Additional Services pursuant to clause 3.9, MANUFACTURER shall pay AUTHORIZED REPRESENTATIVE a fee for such Additional Services at AUTHORIZED REPRESENTATIVE's (or its authorized subcontractor's) normal fee for consulting services from time to time in force, which shall be calculated on an hourly charging basis. AUTHORIZED REPRESENTATIVE shall issue an invoice for any Additional Services at the end of the calendar month in which such Additional Services are provided. The same fee shall apply to services provided under this agreement listed in Part 2 of Appendix B.

5.5. MANUFACTURER shall reimburse AUTHORIZED REPRESENTATIVE for all reasonable out-of-pocket expenses, including but not limited to travel, accommodation, daily allowance, telephone, telefax, postage and photocopying expenses at AUTHORIZED REPRESENTATIVE's or its subcontractor's cost in circumstances where international travel by AUTHORIZED REPRESENTATIVE or by AUTHORIZED REPRESENTATIVE's subcontractors outside the United Kingdom or France is reasonably required to enable AUTHORIZED REPRESENTATIVE to represent MANUFACTURER before a Competent Authority or the European Commission in connection with an Incident and/or risk of safeguard clause operation, prohibition, restriction or suspension of supplies or withdrawal by a Competent Authority in relation to any Product. All such international travel expenses shall be agreed in writing in advance by the MANUFACTURER. AUTHORIZED REPRESENTATIVE shall issue to MANUFACTURER an itemised invoice for such out-of-pocket expenses at the end of the month in which such expenses are incurred.

5.6. All sums payable by MANUFACTURER to AUTHORIZED REPRESENTATIVE hereunder are exclusive of Value Added Tax ("VAT"). Should AUTHORIZED REPRESENTATIVE be required by any competent authority or applicable law or regulation or any court or tribunal at any time during the term of this Agreement to invoice MANUFACTURER for VAT, AUTHORIZED REPRESENTATIVE shall do so in addition and such VAT shall be payable by MANUFACTURER in addition and at the rate and in the manner for the time being prescribed by laws or regulations.

5.7. If, at any time during the term of this Agreement and for up to six years following expiry or earlier termination of this Agreement, any competent authority or any court or tribunal should determine that VAT should have been payable on the sums paid by MANUFACTURER to AUTHORIZED REPRESENTATIVE hereunder, AUTHORIZED REPRESENTATIVE shall be entitled to invoice MANUFACTURER for any sums as such competent authority or court or tribunal determines should have been payable by MANUFACTURER and MANUFACTURER shall pay such sums within 30 days of the date of such invoice.

5.8. MANUFACTURER shall pay all invoices within thirty (30) days of the invoice date and MANUFACTURER shall pay all sums owed hereunder in Euros. All amounts shall be paid by either:

- cheque addressed to MedPass International Limited at *Windsor House, Bretforton, Evesham, Worcs., WR11 7JJ, United Kingdom*; or
- by bank transfer into MedPass International Limited account.

5.9. If any sum payable under this Agreement is not paid within thirty (30) days after the due date for payment then (without prejudice to AUTHORIZED REPRESENTATIVE's other rights and remedies) AUTHORIZED REPRESENTATIVE reserves the right to charge interest on such sum on a day-to-day basis (as well as before any judgment) from the due date for payment until the date of actual payment (both dates inclusive) at the rate of [2%] above the Bank of England base rate from time to time in force or any maximum lesser amount permitted by law.

6. Liability and Indemnity

6.1. AUTHORIZED REPRESENTATIVE's liability for damages for the breach of any of its obligations under this Agreement shall not exceed the amount of fees received by AUTHORIZED REPRESENTATIVE pursuant to this Agreement. Such limitation of liability in the amount of damages to be paid by AUTHORIZED REPRESENTATIVE shall apply to the total of all claims arising under the Agreement. Such limitation of liability shall not apply in the event it is evidenced by MANUFACTURER that the alleged damages are directly and exclusively due to a gross negligence or wilful misconduct committed by AUTHORIZED REPRESENTATIVE. Gross negligence shall be understood as a marked and flagrant departure from the standard of conduct of a reasonable person acting in the circumstances at the time of the alleged misconduct. Wilful misconduct shall be understood as the voluntarily damaging act or omission, committed by AUTHORIZED REPRESENTATIVE with the deliberate intention to prejudice MANUFACTURER's interests. The burden of proof of gross negligence or wilful misconduct shall fall on MANUFACTURER. In the event of gross negligence, the indemnification obligation of AUTHORIZED REPRESENTATIVE shall be limited to the amount of its insurance coverage for gross negligence, i.e. a maximum of 1.000.000 euros per year for the total of all claims based on gross negligence during the relevant year, whether or not such claims are made during that year by MANUFACTURER under this Agreement. or by third parties, arising or not under the Agreement.

6.2. Subject to clause 7.6 below, MANUFACTURER shall indemnify AUTHORIZED REPRESENTATIVE against any and all claims, liability, costs and expenses (including reasonable legal costs) which may be incurred by AUTHORIZED REPRESENTATIVE as a result of any suit or claim brought by any third party against AUTHORIZED REPRESENTATIVE which shall include any product liability claim by a customer or end-user or any prosecution or administrative or regulatory enforcement action by any Competent Authority or other governmental enforcement authority in any Member State in relation to the Services and any Additional Services and/or in relation to any injury, damage or loss whatsoever which is attributable to any defect in the Product, MANUFACTURER's negligence, acts or omissions and/or non-compliance with Laws or Technical Standards, always provided that this indemnity shall not apply if such third party action arises from the negligence or any act or omission of AUTHORIZED REPRESENTATIVE or its authorized subcontractor.

6.3. Neither party shall be liable to the other in contract, tort, negligence, breach of statutory duty, misrepresentation, restitution or otherwise for any loss, damage. costs or expenses of any nature whatsoever incurred or suffered by the other or its affiliates of an indirect or consequential nature including any economic loss or other loss of turnover, indirect profits, business or goodwill.

6.4. To the extent permitted by law, all claims howsoever arising under this Agreement must be asserted in writing within twelve (12) months of termination of this Agreement and/or any part thereof, or else the right to assert such a claim shall be extinguished.

6.5. Nothing in this Agreement excludes or limits the liability of AUTHORIZED REPRESENTATIVE for death or personal injury resulting from its negligence or for any damage or liability incurred by MANUFACTURER as a result of fraud or fraudulent misrepresentation by AUTHORIZED REPRESENTATIVE.

7. INSURANCE

7.1. MANUFACTURER shall carry and maintain product liability and clinical trial insurance coverage for both itself and for the benefit of AUTHORIZED REPRESENTATIVE as an assured under such coverage obtained, all as detailed in clause 7.2 below. Such liability insurance coverage shall be with an insurer with an excellent financial standing and size (as evidenced by an A.M Best rating of A-/VIII, or equivalent) and shall be maintained for the duration of this Agreement and also for such appropriate time thereafter as shall be agreed with AUTHORIZED REPRESENTATIVE, and in any event not being of a duration less than six (6) years following the expiry or termination of the Agreement. The insurance coverage hereby required of MANUFACTURER shall apply as primary insurance with respect to any other insurance or self-insurance programmes afforded to or maintained by or for the benefit of AUTHORIZED REPRESENTATIVE, and shall not require the exhaustion of any other coverage.

7.2. The insurance coverage required by clause 7.1 above shall provide the following, as a minimum level of cover:

(a) cover for the liability and defence costs of MANUFACTURER and AUTHORIZED REPRESENTATIVE, arising from any bodily or psychiatric injury, property damage and/or other loss suffered by a participant of a clinical investigation or a user of a Product placed on the market by MANUFACTURER in the Territory, save where any such claim arises out of the sole negligence of AUTHORIZED REPRESENTATIVE in respect of its own acts or omissions or those of its employees or anyone acting on its behalf, or any unauthorized activities by AUTHORIZED REPRESENTATIVE or its subcontractors, or breach of this Agreement by AUTHORIZED REPRESENTATIVE;

(b) indemnity of [one (1)] million US dollars for each and every claim in excess of all deductibles or retentions expressed in the insurance policy coverage; and

(c) cover compliance with all local insurance requirements.

7.3. All deductibles, self insured retentions and self insurance carried by the MANUFACTURER under its insurance programme are the sole responsibility of the MANUFACTURER and will not be borne in any way by AUTHORIZED REPRESENTATIVE. MANUFACTURER will indemnify AUTHORIZED REPRESENTATIVE in full for any amounts related to such deductibles, retentions and/or self insurance.

7.4. All insurance policies shall provide that the insurance carrier will notify AUTHORIZED REPRESENTATIVE, in writing, no less than thirty (30) days prior to the termination, cancellation or material change of any policy.

7.5. MANUFACTURER shall promptly notify AUTHORIZED REPRESENTATIVE if any insurance policy stated to be required further to this Agreement is not reasonably available and shall state the reasons therefore. Such notification shall not constitute a waiver of MANUFACTURER's obligations hereunder.

7.6. Any deficiency in the coverage, policy limits, or endorsements of the insurance requirements set out at clauses 7.1 – 7.5 above will be the sole responsibility of MANUFACTURER. In addition, to the extent that any liability and/or costs of AUTHORIZED REPRESENTATIVE become payable by AUTHORIZED REPRESENTATIVE as a result of any third party claim falling within the scope of clause 6.2 above, and such liability and costs of AUTHORIZED REPRESENTATIVE are not indemnified in full by the insurance required by clause 7.1 above for whatever reason (save for the negligence of AUTHORIZED REPRESENTATIVE), MANUFACTURER agrees to indemnify and hold harmless AUTHORIZED REPRESENTATIVE for any such liability and costs, in excess of any sums for which AUTHORIZED REPRESENTATIVE has been indemnified pursuant to the insurance required by clause 7.1 above, upon written demand from AUTHORIZED REPRESENTATIVE.

8. TERM AND TERMINATION

8.1. This Agreement shall enter into force on the Effective Date and will automatically renew each subsequent year unless terminated in accordance with the provisions of this Agreement.

8.2. This Agreement may be terminated:

8.2.1 by either party after the first anniversary of the Effective Date on ninety (90) days prior written notice to the other party; or

8.2.2 by either party forthwith by notice in writing if the other party commits a material breach of this Agreement which in the case of a breach capable of remedy will not have been remedied within thirty (30) days of receipt by the party in default of notice identifying the breach and requiring its remedy; or

8.2.3 by either party forthwith by notice in writing to the other party if either party enters into liquidation whether compulsorily or voluntarily or compounds with or convenes a meeting of its creditors or has a receiver appointed over all or part of its assets or takes or suffers any similar actions in consequences of a debt or ceases for any reason to carry on business; or

8.2.4 by either party forthwith by notice in writing to the other party if that party fails to make any payment due under this Agreement within thirty (30) days of the due date.

8.3. For the purpose of sub-clause 8.2.2 above a party commits a material breach if the breach in question would make it unacceptable for the party identifying the breach in its reasonable opinion to continue performing the Agreement until it can be terminated pursuant to sub-clause 8.2.1 above.

8.4. In the event of termination of this Agreement by either party AUTHORIZED REPRESENTATIVE shall send MANUFACTURER all information and advertising materials concerning the Products and all other materials that are the property of the MANUFACTURER, including any other materials concerning the Products that may be in AUTHORIZED REPRESENTATIVE's possession, except documents that AUTHORIZED REPRESENTATIVE is required to keep under Laws. The parties agree that AUTHORIZED REPRESENTATIVE shall be entitled to retain such documents in order to comply with all Laws but that it shall have no rights of lien or retention over such documentation for the purpose of asserting or pursuing any claims against MANUFACTURER howsoever arising under this Agreement or in connection with it.

8.5. In the event of termination by AUTHORIZED REPRESENTATIVE, the MANUFACTURER will be refunded the annual fixed fee paid pursuant to clause 5.1, prorated for the remaining portion of that year less any amounts due to AUTHORIZED REPRESENTATIVE pursuant to clauses 5.4, 5.5 and 5.6. In the event that MANUFACTURER terminates this Agreement there will be no refund of the annual fixed fee payable under clause 5.1 and all amounts due to REPRESENTATIVE shall be immediately due and payable.

8.6. Upon termination of this Agreement, MANUFACTURER shall immediately amend all Technical Files, Design Dossiers, approvals, Declarations of Conformity all MANUFACTURER'S standard operating procedures and all labelling, packaging and marketing materials of Products so that all references to AUTHORIZED REPRESENTATIVE as MANUFACTURER's Authorized Representative are thereby deleted. MANUFACTURER shall also forthwith inform its Notified Body and any Competent Authority that AUTHORIZED REPRESENTATIVE is no longer MANUFACTURER's Authorized Representative.

8.7. The termination of this Agreement for whatever reason will not affect the accrued rights of the parties arising in any way out of this Agreement as at the date of termination and for the avoidance of doubt the following clauses shall survive the termination of this Agreement and shall remain in full force and effect for at least as long as Products labelled with AUTHORIZED REPRESENTATIVE's name are on the market or in distribution and/or in service in the Territory and/or as required by any Laws in any Member State:

8.7.1 Clause 3.6 (availability of Technical File information);

8.7.2 Clause 3.7 (confidentiality);

8.7.3 Clause 4.2 (MANUFACTURER's responsibilities);

8.7.4 Clause 4.4 (information about non-conformity of Products);

8.7.5 Clause 4.5 (MANUFACTURER's annual declaration confirming nil Potentially Serious Complaints or Serious Adverse Events);

8.7.6 Clause 6.2 (indemnity by MANUFACTURER);

8.7.7 Clause 7 (insurance and indemnity).

9. Intellectual Property Rights

9.1. AUTHORIZED REPRESENTATIVE hereby grants to the MANUFACTURER the right for the MANUFACTURER to use AUTHORIZED REPRESENTATIVE's name and registered address on all Product labels

9.2. AUTHORIZED REPRESENTATIVE shall not have or acquire any right, title or interest in the intellectual property rights associated with the Products.

10. General Provisions

10.1. Neither party may assign or transfer this Agreement to any third party without the prior written consent of the other except that, in the event of the third-party acquisition of or corporate restructuring of MANUFACTURER or the assignment of property rights for Products to a third party by MANUFACTURER, this Agreement may be transferred to that third party.

10.2. The Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

10.3. If any provision of this Agreement is declared void or unenforceable by any competent authority court or tribunal this will not nullify the remaining provisions of this Agreement and the provision of this Agreement so affected will be curtailed and limited only to the extent necessary to bring it within any legal requirements which may be imposed by such competent authority court or tribunal.

10.4. No failure or omission by either party to carry out or to observe any of the terms or conditions of this Agreement will give rise to any claim against the party in question or be deemed a breach of this Agreement if such failure or omission arises from any cause beyond the reasonable control of that party.

10.5. This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior oral or written understanding, arrangements, representations or agreements between them relating to the subject matter of this Agreement. No director, employee or agent of any party is authorized to make any representation or warranty to another party not contained in this Agreement and each party acknowledges that it has not relied on any such oral or written representations or warranties. No variation, amendments, modification or supplement to this Agreement shall be valid unless specifically agreed by the parties in writing.

10.6. This Agreement does not constitute a partnership. None of the provisions of this Agreement shall be deemed to constitute a partnership between the parties and neither party shall have any authority to bind the other in any way nor to pledge the credit of the other except as provided in this Agreement.

10.7. Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

10.8. This Agreement is subject to the laws of England and Wales and the parties hereby submit to the exclusive jurisdiction of the English Courts.

10.9.

10.9.1 AUTHORIZED REPRESENTATIVE represents and warrants that it is now in compliance with, and undertakes that in performance of its obligations under this Agreement it shall continue to comply with, all applicable laws and regulations, regulations and industry codes of practice.

10.9.2 Without limiting the generality of the foregoing, AUTHORIZED REPRESENTATIVE represents, warrants and undertakes that it is and will continue to be in compliance with all applicable anti-corruption laws and regulations, including the United States Foreign Corrupt Practices Act of 1977 as amended, and the United Kingdom's Bribery Act.

10.9.3 AUTHORIZED REPRESENTATIVE represents, warrants, and undertakes that it and all persons employed or acting on its behalf (including employees, directors, agents, consultants, or approved subcontractors) will not:

a. give, or offer to give, directly or indirectly, money or anything else of value in any form to any person to secure a business advantage, to obtain or retain business or to direct business to or away from any person/entity to benefit AUTHORIZED REPRESENTATIVE or MANUFACTURER.

b. accept, receive or agree to accept or receive, directly or indirectly, any money, or anything else of value in any form, from any person, to secure a business advantage, to obtain or retain business or to direct business to any person/entity or away from any person/entity to benefit AUTHORIZED REPRESENTATIVE or MANUFACTURER.

c. provide any facilitation or grease payment to any government official or employee of a government agency (including government hospitals or healthcare institutions) to expedite routine government actions that the official or employee is already bound to perform.

10.9.4 AUTHORIZED REPRESENTATIVE_warrants and undertakes that neither it nor any owner, partner, officer, director or employee of AUTHORIZED REPRESENTATIVE or of any of its affiliate companies is or shall become an official or employee of any government entity (including a government owned hospital or a government healthcare institution) during the term of this Agreement, without the prior written consent of MANUFACTURER.

10.9.5 AUTHORIZED REPRESENTATIVE_shall, at its own cost, maintain adequate and accurate books and records that in reasonable detail accurately and fairly reflect transactions and asset disposals with respect to AUTHORIZED REPRESENTATIVE'S performance of its obligations under this Agreement, including records of payments made by or to, and expenses incurred by, AUTHORIZED REPRESENTATIVE in relation to this Agreement, and shall retain these records until the later of (i) two (2) years after expiry or termination of this Agreement, or (ii) as required by applicable laws.

10.9.6 To the extent permitted by local law, MANUFACTURER or its third party nominee shall have the right, during reasonable business hours, to inspect the locations that are used by AUTHORIZED REPRESENTATIVE in connection with the performance of AUTHORIZED REPRESENTATIVE'S obligations under this Agreement, and to inspect and copy the books and records related thereto and audit AUTHORIZED REPRESENTATIVE'S compliance with the terms of this Agreement. AUTHORIZED REPRESENTATIVE_shall cooperate with respect to any such inspection. If AUTHORIZED REPRESENTATIVE_does not consent to the audit or fails to provide access or information to MANUFACTURER's satisfaction or disagrees with any recommended remediation requested by MANUFACTURER, or fails to implement it, MANUFACTURER may (but is not obliged to) terminate this Agreement by written notice to AUTHORIZED REPRESENTATIVE.

10.10 The AUTHORIZED REPRESENTATIVE understands and acknowledges that MANUFACTURER is subject to regulation by agencies of the U.S. Government, including the U.S. Department of Treasury which prohibit the sale, export or diversion of products and technology to certain countries. The AUTHORIZED REPRESENTATIVE hereby warrants that it shall not sell, directly or indirectly, any products or services to customers which it knows or reasonably should know will resell or export the product to parties in the above named countries or any other country currently subject to US trade sanctions or embargo. Furthermore, any and all obligations of MANUFACTURER to provide the products or services, as well as any other technical information and assistance, is subject to United States laws and regulations which govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including without limitation the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Industry and Security. The AUTHORIZED REPRESENTATIVE agrees to cooperate with MANUFACTURER in order to maintain compliance with the applicable export regulations.

SIGNED by
for and on behalf of
REPRESENTATIVE

P/o

Name **Sarah Sorrel**

Title **President**

Date February 17, 2015

SIGNED by
for and on behalf of
MANUFACTURER

DocuSigned by:
Leon Rudakov
ECA5E18F8054486...

Name Leon Rudakov

Title President & CTO

Date 2/12/2015

APPENDIX A: PRODUCTS

Client Name: ArtVentive Medical Group, Inc.,

Device/IVD family name	Device/IVD trade name*	GMDN code (if known)	Classification
Embolization device	ArtVentive Medical Group Endoluminal Occlusion System (EOS)	43980	☐ Class I ☐ Class I (sterile or measuring) ☐ Class IIa ☒ Class IIb ☐ Class III ☐ AIMD ☐ IVD Annex II List A ☐ IVD Annex II List B ☐ IVD Self-Test ☐ IVD Other
			☐ Class I ☐ Class I (sterile or measuring) ☐ Class IIa ☐ Class IIb ☐ Class III ☐ AIMD ☐ IVD Annex II List A ☐ IVD Annex II List B ☐ IVD Self-Test ☐ IVD Other
			☐ Class I ☐ Class I (sterile or measuring) ☐ Class IIa ☐ Class IIb ☐ Class III ☐ AIMD ☐ IVD Annex II List A ☐ IVD Annex II List B ☐ IVD Self-Test ☐ IVD Other

*Please list the trade name(s) or model number of the device.

APPENDIX B: SERVICES

PART 1 – BASIC FIXED FEE AUTHORIZED REPRESENTATIVE SERVICES

1. Administrative review (for completeness) and retention of technical documentation, labelling, packaging, Declaration of Compliance, study master file relevant to Products and any and all information comprising the Product's Technical File and/or relevant to assessing conformity with the applicable Medical Devices Directive including copies of clinical investigation reports.

2. Use of the "MedPass International Ltd" name and registered address to fulfil all mandatory labelling requirements for Products.

3. Office services, including phone, fax, mail handling, necessary for the fulfilment of the AUTHORIZED REPRESENTATIVE's obligations under this Agreement, including the provision of the Services listed in Part 2 of this Appendix B.

4. Administration of the Technical Files for Products, including filing of the most current version of the Technical File or parts thereof with Competent Authorities, subject to prior written approval of MANUFACTURER.

5. Notification to Competent Authorities that MedPass International Ltd. has been appointed by MANUFACTURER as its Authorized Representative and notification to Competent Authorities of termination of this agreement.

PART 2 – AUTHORIZED REPRESENTATIVE SERVICES CHARGED AT HOURLY RATES

6. Notification (including notification of changes) to Competent Authorities of: (a) the MANUFACTURERS's Declaration of Conformity; (b) descriptions of Products; (c) names and addresses of Distributors established in the EEA; (d) data allowing for identification of Products together with the label and the instructions for use or such other data as is required by national Laws.

7. Notification (including notification of any changes / amendments) to ethics committees and if required by Law to Competent Authorities of the intention to conduct a post-market clinical investigation and any action in respect of a refusal or restriction of the carrying out of a post-market clinical investigation. Notification of the termination of a conducted post-market clinical investigation within the required time frame as defined in the respective Law.

8. Notification to Competent Authorities of reports of Incidents or Field Safety Corrective Actions.

9. Representation of MANUFACTURER before Competent Authorities in relation to Incidents, potential safeguard clause action or potential infringement of European Directives or Member State law, concerning any Product or the risk thereof, as required by Laws and where agreed with MANUFACTURER. Action to initiate safeguard actions to fulfil restrictions and obligations imposed by the Competent Authorities that result from the duty to avert danger.

10. Action to end an infringement where CE Marking is found to be wrongly affixed.

PART 3 – ADDITIONAL SERVICES CHARGED AT HOURLY RATES

11. Technical review of Product technical documentation, labelling and packaging, including any and all information relevant to the assessment of conformity with the applicable Medical Devices Directive, to assess adequacy for CE marking purposes and compliance with Member State Laws.

12. Preparation or administrative, legal or technical review of the study master file, or components thereof, for an investigational Product, including clinical investigation plan, investigators' brochure, informed consent forms and agreements with study centres or investigators, where this is not the responsibility of MedPass International SAS.

13. Evaluation of clinical data or other data addressing the safety, performance, design characteristics and intended purpose of the Product.

14. Investigation, assessment and evaluation of Incidents, recommending actions to MANUFACTURER and preparing reports for submission to the Competent Authorities or other appropriate authorities or organisations.

15. Provision of regulatory advice and clarification in respect of European Directives or Regulations, Member State law, European Commission guidance, Technical Standards and Competent Authority, Notified Body or ethics committee requirements that may be applicable to Product. For the avoidance of doubt, activities by MedPass International SAS in respect of the preparation for or management, conduct and reporting of clinical investigations or reimbursement studies are not covered by this agreement.

16. Representation of MANUFACTURER before European Commission, ethics committees, MANUFACTURER's Notified Body or other governmental authority, tribunal, court or person in relation to Incidents, potential safeguard clause action or potential infringement of European Directives or Member State law, concerning any Product or the risk thereof.

17. Representation of MANUFACTURER before MANUFACTURER's Notified Body or other governmental authority, tribunal, court or person in respect of Conformity Assessment Procedures or the assessment of clinical data or other data addressing the safety, performance, design characteristics and intended purpose of the Products.

18. Preparation of statements concerning Products which are devices for special purposes (for Products which are custom-made devices and devices intended for clinical investigation).

19. Advice or training of MANUFACTURER or Distributor personnel re adverse event (including vigilance) reporting and post-market surveillance procedures or other regulatory matters.

20. Logistical arrangements for shipping and/or storage of Products, equipment or other materials.

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APPENDIX C: CONSULTING SERVICES RATES

Representative current Consulting Service Fees are calculated on an hourly basis (not including VAT) at the following rates:

- Director ....€ 300
- Principal Consultant ....€ 260
- Senior Consultant / Project Manager ....€ 210
- Lead Clinical Research Associate ....€ 180
- Consultant / Clinical Research Associate / Regulatory Affairs Associate ....€ 155
- Data Management Associate / Research Associate ....€ 105
- Administrative Assistant / Regulatory Assistant ....€ 80

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TABLE OF CONTENTS

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